Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the registration statement of Global Tech Industries Group, Inc. on Form S-1/A Amendment #1, filed on July 29, 2021, of our Report of Independent Registered Public Accounting Firm, dated April 8, 2021, on the consolidated balance sheets of Global Tech Industries Group, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations and changes in consolidated stockholders equity and consolidated cash flows for the years then ended and the related notes, which appear in the Form S-1/A Amendment #1.

/s/ Pinnacle Accountancy Group of Utah
Pinnacle Accountancy Group of Utah
(a dba of Heaton & Company, PLLC)
Farmington, UT
July 29, 2021